January 2,1997






M. Thomas Makmann, President
Shepherd Surveillance Solutions, Inc.
7 Perimeter Road, Suite 4
Manchester, NH 03103


Re:  Commitment to Loan Funds

Dear Mr. Makmann:

         This letter hereby confirms the irrevocable commitment of Trilon Dominion Partners, L.L.C. ("Trilon"), to loan a minimum of $2,200,000 (the "Loan"), to Shepherd Surveillance Solutions, Inc. (the "Company") in exchange of the covenant by the Company to execute and deliver to Trilon a Secured Term Promissory Note in the principal amount of $2,200,000 and bearing interest at Prime rate plus 4% per annum, and the issuance of warrants. The Secured Term Promissory Note shall evidence the Company's obligation to repay the principal amount of the Loan and any accrued interest and shall mature in 1988 and certain other terms and conditions consistent with the Company's and Trilon's previous agreements.

         We also confirm hereby that from August 1 through December 31 of 1996, the total amount of the Loan has been delivered to the Company.

         We hereby consent to the furnishing of a copy of this letter to Ernst & Young LLP, and the reliance of such firm upon this letter, in connection with the completion of its audit of the Company's financial statements for the fiscal year ended September 30,1996.


                                              By: /s/ Jack R. Sauer
                                                  ------------------------
                                              Title: Vice President